                                                                   EXHIBIT 10.13


                  AMENDED AND RESTATED EMPLOYMENT AGREEMENT


      THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Agreement") is made effective as of January 1, 1995 by and between FIBREBOARD CORPORATION, a Delaware corporation (the "Company"), and John D. Roach ("Executive").

      WHEREAS, the parties hereto have entered into an Employment Agreement dated July 2, 1991; and

      WHEREAS, the parties hereto desire to amend and restate the Employment Agreement on the terms set forth herein.

      IN CONSIDERATION of the terms and mutual covenants contained herein, the parties hereto agree as follows:

1. CONTINUING EMPLOYMENT. The Company agrees to employ Executive, and Executive agrees to continue in the employ of the Company on the terms and conditions hereinafter set forth.

2.    TERM.

      A. This Agreement, as amended and restated, shall take effect as of January 1, 1995 (the "Effective Date") and shall continue until December 31, 1996, unless extended under the provisions of Subsection 2(B).

      B. This Agreement shall automatically be renewed for a two-year term at the expiration of each calendar month after the Effective Date, unless the Board of Directors of the Company or Executive provides notice to the other party at least sixty (60) days prior to the end of any month that the Agreement will not be renewed. If such notice is given, the term of employment under this Agreement shall end two
            (2) years following the expiration of the first calendar month that ends at least sixty (60) days following the date of such notice. In such event, Executive's reasonable efforts during the remaining term of this Agreement to obtain other employment effective upon the end of the term of this Agreement shall not be deemed to violate the requirements of Section 4 hereof. The terms and conditions of Executive's employment during such extended term shall remain as set forth herein.

3. POSITION. Executive shall hold the positions of Chairman of the Board, President and Chief Executive Officer of the Company, and shall have the powers and responsibilities consistent with such positions. Executive will have general charge of the day-to-day management and operations of the Company. Executive shall also perform all duties which from time to time are assigned to him by the Company's Board of

      Directors, and shall provide the Board with periodic reports upon request. Executive's services shall be performed at the location of the Company's corporate headquarters immediately preceding the Effective Date ("current location") or at a location within a fifty (50) mile radius of the current location, unless otherwise mutually agreed upon by the parties. At the pleasure of the Company's shareholders, Executive agrees to serve as a Director on the Company's Board of Directors at no additional compensation.

4. DUTIES. During the period of employment with the Company, Executive shall faithfully perform the duties of his position and devote full time, attention, skill and best efforts to such duties. Such duties are to be conducted in accordance with generally accepted prudent business practices and in compliance with the business policies of the Company. Executive shall not engage in any other employment (including consulting services) during the term of this Agreement, without the specific written consent of the Company. Notwithstanding the foregoing, Executive may serve as a non-employee director of other public or private companies or other entities provided that such service does not violate the requirements of
      Section 8 of this Agreement.

5. COMPENSATION. For all services rendered by Executive under this Agreement, the Company shall compensate Executive as described below:

      A. BASE SALARY. Executive's current Base Salary is $410,000 per annum. Executive's Base Salary may increase from time to time as determined by the Company's Board of Directors. Any such increase in Executive's Base Salary shall be reflected in an appendix to this Agreement signed by Executive and the Chairman of the Company's Compensation Committee. Executive shall receive his Base Salary in equal installments in accordance with the Company's current payroll practices.

      B.    BONUS AND INCENTIVE PROGRAMS.  Executive shall participate in
            (i) the Company's Annual Cash Incentive Program, or other bonus program which shall offer Executive the opportunity to earn an annual bonus of up to 130% of his Base Salary, based on performance criteria mutually set by Executive and the Board of Directors of the Company, and (ii) any other bonus or incentive programs or arrangements provided by the Company from time to time to senior executive officers, on such terms as may be determined by the Board of Directors of the Company.

      C. EMPLOYEE BENEFITS AND PERQUISITES. Executive shall be entitled to and shall receive all other benefits and conditions of employment, including health, life and


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            disability insurance, generally available to the senior officers of the Company, provided that Executive's entitlement to severance and other benefits in the event of the termination of his employment shall be governed by Section 6 of this Agreement. Executive shall also be entitled to such perquisites (other than those the subject of which is expressly addressed herein) as are provided to the other senior officers of the Company and/or are provided to chief executive officers of comparable companies.

      D. VACATION. Executive shall be entitled to paid vacation during the term of this Agreement in accordance with the Company's vacation policy for senior executives, subject to a minimum of four (4) weeks paid vacation per year.

6.    CONSEQUENCES OF TERMINATION OF EMPLOYMENT BEFORE END OF TERM.

      A. DEATH OR DISABILITY. If Executive's employment is terminated by reason of death or Permanent Total Disability (as defined below), Executive, or Executive's estate, as the case may be, shall be entitled to (i) the full compensation which Executive would have received hereunder up to the date of such termination by reason of death or Permanent Total Disability, including the bonus payments provided for under Subsection 6C(4) below, and (ii) such benefits as are determined in accordance with the Company's employee benefit plans. As used herein, "Permanent Total Disability" is defined as follows:

                  If at the end of any month Executive then is, and has been for six (6) consecutive full calendar months then ending, or eighty (80) or more of the normal working days during the twelve (12) consecutive full calendar months then ending, unable to perform his duties under this Agreement in the normal and regular manner due to mental or physical illness or injury, Executive will be deemed to be in a state of Permanent Total Disability. Any determination of such inability to perform shall be made only by the Board of Directors of the Company with such professional advice as they deem appropriate. Such determinations shall be final and conclusive.

      B. TERMINATION BY THE COMPANY FOR CAUSE. Nothing herein shall prevent the Company from terminating Executive's employment for Cause. In such event, Executive shall be


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

            entitled to no further compensation hereunder and shall be entitled only to such benefits as are determined in accordance with the Company's employee benefit plans. As used herein, "Cause" shall mean (i) any act of fraud in the performance of Executive's duties hereunder, (ii) conviction of any felony, (iii) engaging in any action with the intention of causing serious detriment to any of the operations of the Company or to any of its subsidiaries, or (iv) willful and continued failure of Executive to substantially perform his duties hereunder (other than as a result of total or partial incapacity due to physical or mental illness (habitual drunkenness or abuse of drugs or controlled substances not being considered a physical or mental illness for purposes of this paragraph)).

      C.    TERMINATION BY THE COMPANY OTHER THAN FOR CAUSE; CHANGE OF
            CONTROL.

            (1) TERMINATION OTHER THAN FOR CAUSE. The Company may terminate Executive's employment prior to the end of the term of this Agreement for any reason. If before the end of the term of this Agreement, either (i) Executive's employment is terminated by the Company for reasons other than Permanent Total Disability (as defined in Subsection 6 A) or Cause (as defined in Subsection 6 B), or (ii) Executive voluntarily terminates his employment for Good Reason (as defined in Subsection 6 C (6) below), the Company agrees

                   (a) to pay Executive a severance payment equal to (i) One Year's Compensation, as defined below and (ii) the bonus payments provided for under Subsection 6 C(4) below. Payment will be made in a single lump sum within thirty
                        (30) days following the date of termination of employment;

                   (b) to retain Executive to provide, and Executive agrees to provide, services as a consultant to the Company during the twelve month period following the date of termination of employment ("Consulting Period"), in consideration for which services Executive shall be entitled to receive One Year's Compensation, payable in monthly installments;

                   (c) to continue Executive's participation and coverage for a period of two years from the date of termination under all of the Company's life, medical, dental, and disability plans, and all fringe benefit plans and programs in

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

                        which Executive is participating immediately prior to such date of termination ("Insurance Benefits"), under the same coverages and on the same terms as in effect immediately prior to the date of termination, provided that if his continued participation is not possible under the general terms and provisions of such plans and programs, the Company shall arrange to provide him with substantially similar benefits; and

                   (d) that (i) any outstanding options to purchase shares of Company stock, related stock appreciation rights and phantom stock units will vest immediately and become immediately exercisable, and the Company shall issue stock to Executive pursuant to any previously awarded restricted share rights, and (ii) all of Executive's non-qualified deferred compensation or retirement benefits, including benefits accrued under the Company's Supplemental Retirement Plan, if any, will vest and be paid out immediately to the extent permitted by the relevant plan documents and related award documents with respect thereto.

      During the Consulting Period, Executive shall be reasonably available to the executive officers of the Company for consultation on any and all policy or technical questions within his knowledge and experience. It is understood that Executive shall be obligated to devote to such consultation only a portion of his time, which shall not be so great as to preclude him from engaging in other business activities or employment. Notwithstanding Section 4 hereof, Executive is specifically permitted to engage in other employment, subject, however, to Section 8 of this Agreement, which shall remain in force during the period in which Executive is available as a consultant pursuant to this subsection. The Board of Directors in its discretion may at any time accelerate the monthly payments for consulting services, in which case Executive's obligation to provide consulting services shall cease. Executive and Company agree that Executive's services as a consultant are, by reason of his extensive technical and managerial skill and experience with the Company's business and in the field in which the Company operates, of a special, unique, extraordinary and intellectual character, the loss of which by the Company would not be capable of adequate compensation in damages. The severance benefits and consulting compensation payable hereunder will be in lieu of all other severance payments and other benefits to which Executive might otherwise be entitled from the Company.


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

            (2) TERMINATION AFTER CHANGE OF CONTROL. If either (i) Executive's employment is terminated by the Company for any reason, other than Permanent Total Disability or Cause, within two (2) years following a Change of Control, or (ii) Executive voluntarily terminates his employment for any reason within two (2) years following a Change of Control:

                  (a) The Company will pay Executive a severance payment, in lieu of the severance payment and consulting arrangement described in Section 6 C (1), equal to (i) two times One Year's Compensation and (ii) the bonus payments provided for under Subsection 6 C(4) below. Payment will be made in a single lump sum within thirty (30) days following the date of termination;

                  (b) The Company will provide to Executive the benefits set forth in Sections 6 C (1) (c) and (d) above; and

                  (c) The foregoing severance benefits will be in lieu of all other severance payments and other benefits to which Executive might otherwise be entitled from the Company.

            (3)   ONE YEAR'S COMPENSATION.  For purposes of this Agreement,
                  "One Year's Compensation" shall mean the sum of (i) Executive's current annual Base Salary immediately before such termination (or, in the case of a termination by Executive for Good Reason, his Annual Base Salary in effect immediately before the event constituting Good Reason) and (ii) an amount equal to the product of such Base Salary multiplied by the Average Yearly Bonus Ratio. The "Average Yearly Bonus Ratio" shall be a percentage equal to the average percentage that Executive's bonus for each full calendar year of employment with the Company (commencing January 1, 1992) represents of his annual Base Salary for that year. The Average Yearly Bonus Ratio calculation, as in effect from time to time, shall be set forth in Appendix A.

            (4) BONUS PAYMENTS FOR YEAR OF TERMINATION AND YEAR PRECEDING TERMINATION. In the event that Executive's employment is terminated by the Company for any reason other than for Cause, or if Executive voluntarily terminates his employment for any reason, the Company shall make the following payments to Executive in addition to any applicable severance benefits provided for hereunder:

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

                  (a) The Company shall pay Executive a bonus payment equal to the amount determined by multiplying (i) Executive's then current Base Salary, prorated for the number of months during the calendar year of termination actually employed, by (ii) the Average Yearly Bonus Ratio. See Appendix A.

                  (b) If Executive's employment is terminated subsequent to the end of a calendar year but prior to the date that the Board of Directors has determined to award bonuses for such calendar year, the Company shall pay Executive a bonus payment for services provided during such prior calendar year in an amount determined by multiplying Executive's Base Salary for such prior calendar year by the Average Yearly Bonus Ratio. See Appendix A.


            (5) CHANGE OF CONTROL. For purposes of this Agreement, "Change of Control" shall have the following meaning:

                  (a) The holders of the voting securities of the Company approve a merger or consolidation of the Company with any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

                  (b) A plan of complete liquidation of the Company is adopted or the holders of voting securities of the Company approve an agreement for the sale or disposition by the Company (in one transaction or a series of transactions) of all or substantially all of the Company's assets; or

                  (c) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 ("1934 Act")) becomes the "beneficial owner" (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of 15% or more of the combined voting power of the Company's then outstanding shares, unless,

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

                        within 30 business days after notice to the Company of such event, the Board of Directors (as constituted immediately prior to such event) adopts a resolution that for purposes of this Agreement no Change in Control shall have occurred (which resolution may be revoked by the Board of Directors at any time, in which case a Change in Control will be deemed to have occurred as of the date such revocation becomes effective); or

                  (d) During any period of two consecutive years beginning after the date of execution of this Agreement, members who at the beginning of such period constitute the Board of Directors cease for any reason to constitute a majority thereof, unless the election, or nomination for election by the Company's stockholders, of each director is approved by the vote of at least two-thirds of the directors then still in office and who were directors at the beginning of such period; or

                  (e) The occurrence of any other change of control of a nature that would be required to be reported in accordance with Item 1(a) of Form 8-K pursuant to Sections 13 or 15(d) of the 1934 Act or in the Company's proxy statement in accordance with Item 6(e) of Schedule 14A of Regulation 14A promulgated under the 1934 Act, or in any successor forms or regulations to the same effect; unless, within 30 business days after notice to the Company of such events, the Board of Directors (as constituted immediately prior to such event) adopts a resolution that for purposes of this Agreement no Change in Control has occurred (which resolution may be revoked at any time, in which case a Change in Control will be deemed to have occurred on the date such revocation becomes effective.)

            (6) GOOD REASON. For purposes of this Agreement, "Good Reason" shall include any of the following changes which are effected without Executive's written consent: (i) a material change in Executive's titles, responsibilities, authority, duties, status or reporting level, (ii) a reduction in Executive's salary or bonus opportunity, or (iii) a change in Executive's place of employment which is more than 50 miles from Executive's place of employment prior to the change.


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

      D. VOLUNTARY TERMINATION BY EXECUTIVE. If Executive terminates his employment of his own volition (whether by retirement or otherwise) other than for Good Reason or as described in Section 6 C above, Executive shall not be entitled to any severance or further compensation hereunder, except that Executive shall receive the compensation provided for under this Agreement through the date of termination, including the bonus payments provided for under Section 6C(4), together with such benefits as are determined in accordance with the Company's employee benefit plans.

      E. PROFIT SHARING PLAN FORFEITURES. In the event that Executive terminates employment before he is fully vested in his accounts under the Company's qualified profit sharing plan or successor plan, he shall be entitled to a payment equal to the amount of his accounts that he forfeits under such plan by reason of such termination, payable within thirty (30) days of such termination.

      F. EXCESS PARACHUTE PAYMENTS. If the Internal Revenue Service asserts or proposes to assert that any compensation payable hereunder, alone or when aggregated with other compensation payable to Executive, would constitute an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and/or would subject Executive to a tax under Section 4999 of the Code (or successor or similar provisions), Executive shall have the right to contest, at the Company's expense and using counsel acceptable to Executive and the Company, the assertion of such an excise tax. If as a result of such contest, or if it is determined by counsel acceptable to Executive and the Company that, an excise tax shall be imposed on Executive under
            Section 4999 of the Code (or successor or similar provision) the Company shall promptly pay Executive such additional amount or amounts as shall be necessary to reimburse Executive for (i) such excise tax and (ii) any income, employment and excise taxes incurred by Executive which are attributable to the reimbursement of such excise tax payment(s).

7. IRREVOCABLE TRUST. The Company has previously established an irrevocable trust for purposes of funding the benefits payable to Executive pursuant to subsections 6 C and 6 E of this agreement. The Company shall make cash contributions to such trust at such time or times as shall be necessary to maintain a balance in such trust at least equal to the amount that would be payable under subsections 6 C and 6 E, were Executive to be qualified for such payments. Payments for which Executive becomes qualified under this Agreement shall be made directly from the trust. The trust will guarantee the

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      payments provided for herein, and will be primarily liable for such payments.

      Such trusts shall be maintained until Executive has terminated employment and no further amounts are owed to Executive pursuant to subsection 6 C or 6 E. The trustee of said trust shall be acceptable to, but independent of, the Company and Executive and shall be empowered to pay the amount to which Executive becomes entitled according to the terms of subsection 6 C or 6 E. Any earnings on the principal held in such trust shall be paid annually to the Company to the extent not necessary to maintain the trust balance at the level required above. Payments made to Executive from such trust shall, to the extent of such payments, satisfy the Company's obligations under subsection 6 C and 6 E.

8. NONCOMPETITION AGREEMENT. Executive agrees that during the term of this Agreement and during the Consulting Period, he will not engage, directly or indirectly (including, by way of example only, as a director, principal, partner, venturer, employee or agent), nor have any direct or indirect interest, in any business similar to or competitive to the business then being carried on by the Company or its parent or any of its divisions or subsidiaries ("Fibreboard companies"), in any area of the world where any of the Fibreboard companies is or has been selling its products or otherwise carrying on its business or selling activities. Included within the meaning of an indirect interest for purposes of this
      Section 8 would be, by way of example only, an interest in a trust, corporation, venture or partnership, which, in turn, owns an interest in any such business, or an interest in any such business through a nominee, agent, option or other device. It is agreed that the foregoing provisions do not apply to an investment by Executive in stock (provided the ownership interest of said investment at any time or when bought does not exceed five percent (5%) of the outstanding shares of any enterprise whose business is similar to or competitive to the business then being carried on by the Fibreboard companies) or an investment by Executive in a mutual fund.

      If any of the provisions of this Section 8 shall contravene or be invalid under the laws of the State of California, such contravention or invalidity shall not invalidate all of the provisions of this Section 8, but rather this Section 8 shall be construed insofar as the laws of the State of California are concerned as not containing the particular provision or provisions held to be invalid in said state and the rights and obligations shall be construed and enforced accordingly. Nothing in this Agreement shall prohibit Executive from serving, with the consent of the Board of Directors of the Company, as a nonemployee director of a public company that is not a competitor of the Company.


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9.    DISCLOSURE OF INFORMATION.  Executive shall not, during the term of this Agreement, or at any time thereafter, divulge, furnish or make accessible to anyone, except in the performance of the duties of the office or in the regular course of business of the Company, any knowledge or information with respect to any confidential or secret aspect of the business of the Company, including any confidential or secret information relating to the customers or suppliers of the Company.

10. MODIFICATION AND WAIVER OF BREACH. No waiver or modification of this Agreement shall be binding unless it is in writing and signed by the parties hereto. No waiver of a breach hereof shall be deemed to constitute a waiver of a further breach, whether of a similar or dissimilar nature.

11. ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of any successors of the Company. As used herein, "successors" shall include any person, firm, corporation or other business entity which at any time, whether by merger, purchase or otherwise, acquires substantially all of the assets or business of the Company.

12. NOTICE. Any written notice to be given hereunder to Executive may be delivered to him personally or shall be deemed to have been given upon deposit thereof in the U.S. mail, certified mail, postage prepaid, addressed to Executive at the address as it shall appear on the records of the Company.

13. CONSTRUCTION OF AGREEMENT. This Agreement is made and entered into in the State of California and shall be construed under the laws of the State of California.

14. ATTORNEYS' FEES. The Company will pay the attorneys' fees of Executive that were incurred by him in enforcing his rights under this Agreement if Executive subsequently obtains any benefits under this Agreement, whether by way of settlement or litigation.

15. ENTIRE AGREEMENT. This Agreement constitutes the entire understanding between the parties with respect to Executive's employment with the Company during the term set forth in Section 2 above, superseding all negotiations, prior discussions and preliminary agreements, written or oral, concerning said employment. This Agreement may not be amended except in writing by the parties hereto.

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      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written. This Agreement may be executed in counterparts.



                                   /s/ John D. Roach
                                   --------------------------------
                                   John D. Roach



                                   FIBREBOARD CORPORATION


                                   By: /s/ G. Robert Evans
                                      ------------------------------
                                       G. Robert Evans
                                       Chairman - Fibreboard
                                       Compensation Committee



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                                   APPENDIX A

                                  SECTION 6C(3)

                           AVERAGE YEARLY BONUS RATIO



                  1992                          148.13%

                  1993                          148.13%

                  1994                          130.00% (estimated)

                  Average Yearly
                  Bonus Ratio                   142.09% (estimated)



                        SECTION 6 C(3) AND (4) - EXAMPLES



1. EXAMPLE 1 - If Executive's employment is terminated by the Company on November 30, 1995 for any reason other than Permanent Total Disability, Cause or Change of Control, Executive shall be entitled to receive the following compensation:

      (a)   One Year's Compensation.

      (b)   One Year's Consulting Services.

      (c) A bonus payment equal to the product obtained by multiplying (i) an amount equal to 11 months of Executive's 1995 base salary by (ii) the average yearly bonus percentage that Executive earned over the 1992/1994 period.

      (d) For purposes of calculating "One Year's Compensation" in this example (which includes a full one-year bonus payment), the Average Yearly Bonus Ratio calculation would cover the 1992/1994 period.

2. EXAMPLE 2 - If Executive's employment is terminated by the Company on January 31, 1996 for any reason other than Permanent Total Disability, Cause or Change of Control, Executive shall receive the following compensation:

      (a)   One Year's Compensation.

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

      (b)   One Year's Consulting Services.

      (c) In the event that the Board of Directors has not yet determined bonuses for 1995, a bonus for the 1995 calendar year, in an amount determined by multiplying Executive's 1995 base salary by the average yearly bonus percentage that Executive earned over the 1992/1994 period.

      (d) An additional bonus payment for the 1996 stub period equal to the product determined by multiplying (i) an amount equal to one month of Executive's 1996 base salary by (ii) the 1992/1995 average yearly bonus ratio.

      (e) For purposes of calculating "One Year's Compensation" in this example (which includes a full one-year bonus payment), the Average Yearly Bonus Ratio calculation would cover the 1992/1995 period.

3. EXAMPLE 3 - If Executive's employment terminates as a result of a Change of Control, Executive receives two times One Year's Compensation in lieu of the One Year's Compensation and One Year's Consulting Services provided for above. Executive would also receive the bonus payments described in Examples 1 and 2 above, as applicable.

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